Exhibit 99.1

Western Goldfields Completes Management TransitionDouglas
Newby to Leave the Board

TORONTO, March 29, 2006 (PRIMEZONE) — Western Goldfields Inc. (“WGI” or the “Company’) (OTC BB:WGDF.OB — News) is pleased to announce that the transition to the new management team announced on February 13, 2006 has been completed. As a result, Douglas Newby, who served in various capacities during the past three years including, most recently, as the Company’s interim Chairman, President and CEO, has resigned from the Board of Directors. Mr. Newby will pursue other commitments as Chief Financial Officer of PolyMet Mining Corporation and as President of Proteus Capital Corp.

Mr. Newby’s involvement in the Company started in early 2003 when he began to advise WGI in connection with the acquisition of the Mesquite gold mine in Southern California. He advised on financial, legal and technical due diligence, negotiated the terms of the acquisition, and structured and arranged the acquisition financing. After the acquisition closed in November 2003, he was appointed to the Board in early 2004 and was then named Executive Vice President in early 2005, before assuming the role of interim Chairman, President and CEO in October 2005.

Mr. Oliphant, Chairman of WGI, said, “I would like to thank Douglas for his efforts over the past three years. He has worked tirelessly to advance the Company to the point where we can now progress rapidly to full-scale production of the Mesquite gold mine.

We wish him well in his future endeavors.”

Mr. Newby added, “The assets of Western Goldfields are now in excellent hands. Randall and his team have the expertise and experience to bring the Mesquite back into full-scale production. As the plans unfold in the coming weeks, I believe the market will finally come to see the hidden potential at Mesquite. As a continuing shareholder, I wish Randall and his team every success.”

Western Goldfields’ principal asset is the Mesquite Gold Mine located in Southern California.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 under the caption, “Risk.”

Contact:

      Western Goldfields, Inc.
      Brian W. Penny, Chief Financial Officer
      Tel: (416) 324-6002
      Fax: (416) 324-9494
      bpenny@westerngoldfields.com